NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: July 25, 2007

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES CASH DIVIDEND AND REPORTS FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2008. For the quarter ended June 30, 2007, Community Financial reported earnings of $1,029,000 or $0.23 per diluted share, compared to $1,023,000 or $0.23 per diluted share for the same period last year. The increase in net income for the current quarter compared to the June 30, 2006 quarter was due primarily to an increase in net interest income of $183,000, partially offset by an increase in the provision for loan losses of $94,000. The increase in the provision for loan losses is primarily related to the increase in our commercial real estate lending.

Total interest income increased $1.1 million during the June 30, 2007 quarter compared to the June 30, 2006 quarter as a result of the increase in the volume of interest earning assets and the increase in rates earned on these assets. Total interest expense increased by $1.0 million for the 2007 period compared to the same period in 2006 as a result of the increase in the interest rates paid on interest-bearing liabilities and the increase in the volume of interest-bearing liabilities. Our interest rate spread decreased by 22 basis points to 3.15% for the quarter ended June 30, 2007 compared to 3.37% for the same period in 2006.

Non-interest income increased $97,000 to $829,000 for the quarter ended June 30, 2007 from $732,000 for the June 30, 2006 quarter. The increase in non-interest income for the current quarter compared to the June 30, 2006 period was due primarily to an increase in mortgage loan fees and increased transaction usage fees on deposit accounts. Non-interest expenses increased $173,000 to $3.0 million for the June 30, 2007 quarter from $2.8 million for the June 30, 2006 quarter. The increase in non-interest expenses was due to increased compensation expense related primarily to increased loan personnel and an additional branch location.

After reviewing the Company's financial position and operating results, the Board of Directors approved and declared a $0.065 per share quarterly cash dividend, payable August 22, 2007 to stockholders of record as of August 8, 2007.

At June 30, 2007, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)

	June 30, 2007	March 31, 2007	Percent Increase (Decrease)
Total assets	$479,498	$463,112	3.5%
Loans receivable, net	410,539	399,252	2.8
Investment securities	37,112	37,836	(1.9)
Real estate owned and repossessed assets	115	181	(36.5)
Deposits	333,803	330,538	1.0
Borrowings	103,163	90,740	13.7
Stockholders' equity	38,887	38,570	0.8

Selected Operations Data
(In thousands)

	Three Months Ended		Percent Increase
	June 30, 2007	June 30, 2006	(Decrease)
Interest income	$8,058	$6,910	16.6%
Interest expense	4,238	3,273	29.5
Net interest income	3,820	3,637	5.0
Provision for loan losses	135	41	229.3
Net interest income after provision for loan losses	3,685	3,596	2.5
Noninterest income	829	732	13.3
Noninterest expense	2,980	2,807	6.2
Income taxes	505	498	1.4
Net income	1,029	1,023	0.6

	At or for the Quarter Ended		Percent Increase
	June 30, 2007	June 30, 2006	(Decrease)
Return on average equity	10.49%	11.46%	(8.5)%
Return on average assets	.87	.95	(8.4)
Interest rate spread	3.15	3.37	(6.5)
Diluted earnings per share	.23	.23	.0
Dividends paid on common shares	.065	.06	8.3